Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on the February 24, 2021, but to be effective for all purposes as of November 6, 2020 (the “Effective Date”), by and between KATEXCO PHARMACEUTICALS CORP., a British Columbia corporation (the “Company”), and OZAN PAMIR (“Executive”), an individual living at 788 Richards Street, Unit 2207, Vancouver, BC Canada V6B0C7. Certain capitalized terms used herein but not otherwise defined shall have the meanings as set forth in Section 16 of this Agreement.

WITNESSETH:

WHEREAS, the Company and Executive desire to enter into an agreement setting forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and understandings contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Interim Chief Financial Officer of the Company, and shall have the normal duties, responsibilities and authority of such offices.

(b) Executive shall devote Executive’s reasonable best efforts and substantially all of Executive’s business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity, and reasonable time for participation in charitable or professional affiliation organizations) to the business and affairs of the Company and its Affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall comply with all Company policies and procedures and all applicable local, state, and federal laws.

3. Base Salary; Benefits and Bonuses.

(a) At the beginning of the Employment Period, Executive’s base salary shall be Three Hundred Thousand Dollars (US$300,000) per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices as may be in effect from time to time. The Base Salary shall be subject to deduction and withholding authorized or required by applicable law. In addition, during the Employment Period, Executive shall be entitled to receive such perquisites and fringe benefits and participate in all of the Company’s employee benefit programs and/or plans for which senior executive employees of the Company are generally eligible in accordance with the policies of the Company in effect from time to time. Upon the successful closing of an S-1 for new financing by the Company, the Base Salary shall be increased to a to be determined amount. In addition, on the first anniversary of the Effective Date and on each anniversary thereafter, then current base salary will be increased by a to be determined amount per year.

(b) Executive will be eligible to receive an annual bonus, with a target bonus opportunity equal to 30% of Executive’s then-current base salary, based upon the Company’s achievement of performance and management objectives as set and approved by the CEO of the Company, in consultation with the Executive. The annual bonus shall be paid on or before March 31 of the year following the year in which the bonus is earned. Executive must be employed by the Company on the date of payment in order to earn and receive any annual bonus, unless Executive is terminated without Cause or resigns with Good Reason. For calendar year 2020, such bonus will be prorated for the approximately 2 months after the Effective Date. In addition, the bonus will be adjusted upon the successful closing of an S-1 for new financing by the Company.

(c) Concurrent with the parties entry into this Agreement, the Company shall grant the Executive an incentive stock option to purchase 180,000 shares of the fully diluted outstanding shares of the Company’s common stock (the “Options”). The Options shall have a term of 10 years; an exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant; as defined in the Company’s 2020 Omnibus Incentive Plan (the “Plan”), shall be subject to such Plan, shall be evidenced by a stock option agreement entered into by the Company, and shall vest at the rate of (a) 1/5th of such Options on the execution date of this Agreement; and (b) the remaining 4/5th of such options will vest ratably on a monthly basis over the following 36 months, on the last day of each calendar month; provided, however, that the equity awards will vest immediately upon Executive’s death or disability (as defined in section 4(b)), termination without Cause or a termination by Executive for Good Reason, a change in control of the Company (as defined in the Company’s equity incentive plan or agreement) or upon a sale of the Company. Such equity awards shall be subject to such other provisions to be set forth in Company’s equity incentive plan. Future equity rewards will be recommended by the Company’s CEO and approved by the Compensation Committee of the Company’s Board of Directors. Future equity grants will be determined in future years.

(d) Executive was a consultant to an affiliate of the Company with a compensation of US$10,000 per month (“Consulting Agreement”). Entering into this agreement terminates that consulting agreement and the Company acknowledges that any amounts outstanding under the Consulting Agreement is now an obligation of the Company and will pay the Executive this backpay in due course. As the Executive’s Base Salary is effective as of the Effective Date, compensation paid under the Consulting Agreement since the Effective Date will be offset against the Executives Base Salary until the date of termination of such Consulting Agreement.

(e) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f) The Executive shall have four weeks of Personal Time Off during each Fiscal Year. The Personal Time Off may be used for vacation, sick leave, or for personal business. The Executive’s compensation will be paid in full during his use of his Personal Time Off. Unused Personal Time Off may be carried over up to twelve months after completion of each fiscal year and any unused vacation will be paid out in cash.

4. Term; Termination.

(a) The Employment Period shall commence upon the date first set out above and shall continue until terminated in accordance with the provisions of this agreement; provided, that, (i) the Employment Period shall terminate immediately upon Executive’s death, resignation (which must be accompanied by at least sixty (60) days’ prior written notice) or Disability, (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause or without Cause (any such termination without Cause must be accompanied by at least sixty (60) days’ prior written notice, and the Company may require Executive not to perform his duties hereunder or enter Company premises during the period prior to the date that any such termination without Cause becomes effective), and (iii) the Employment Period may be terminated by Executive at any time for Good Reason or for any reason (with at least sixty (60) days’ prior written notice); provided further that, in the event the Company wishes to terminate the Employment Period for Cause solely based on events described in clauses (iii) and/or (ix) of the definition of “Cause”, the Company shall provide Executive with written notice of such intention and such termination shall not become effective until the sixth (6th) day after such notice is delivered to Executive (provided that the Company shall be permitted to withdraw such notice at any time prior to such sixth (6th) day, and provided further that the Company may require Executive not to perform his duties hereunder or enter Company premises during the period prior to the date that such termination becomes effective); provided further that, in the event Executive wishes to terminate the Employment Period for Good Reason based on events described in clause (ii) of the definition of “Good Reason”, Executive shall provide the Company with written notice of such intention and such termination shall not become effective until the sixth (6th) day after such notice is delivered to the Company (provided that Executive shall be permitted to withdraw such notice at any time prior to such sixth (6th) day). At the end of the initial term, this Agreement shall automatically renew for an additional one (1) year terms, unless either party provides notice of non-renewal at least sixty (60) days prior to the expiration of such initial term or any renewal term.

(b) Upon a termination of the Employment Period, other than a termination prior to the end of the Employment Period by the Company without Cause or by the Executive within thirty (30) days of the occurrence of Good Reason, all future compensation or bonuses to which Executive would otherwise be entitled and all future benefits for which Executive would otherwise be eligible shall cease and terminate as of the date of such termination; provided, that Executive shall receive any salary earned through the date of termination, payable pursuant to the Company’s general payroll practices as may be in effect from time to time and subject to deduction and withholding authorized or required by applicable law.

(c) Upon a termination of Executive’s employment prior to the end of the Employment Period by the Company without Cause or by Executive within thirty (30) days of the occurrence of Good Reason, the Company shall pay and/or provide Executive, in consideration of Executive’s continuing obligations hereunder after such termination (including, without limitation, Executive’s non-competition obligations), an amount equal to Executive’s then current Base Salary for a period of (3) months, payable bi-weekly and otherwise pursuant to the Company’s regular payroll policies. The payments described above shall be subject to Executive’s execution and delivery to the Company within 30 days of the date of termination an executed Separation Agreement and General Release in a form approved by the Company.

(d) The parties agree that the obligations created in Sections 5, 6, 7, 11, 14, and 15 of this Agreement will survive the termination of Executive’s employment with the Company.

(e) Executive expressly covenants and agrees that for a period two years following termination, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

5. Confidential Information. The Company will provide Executive with confidential and proprietary information concerning the business and affairs of the Company and its Affiliates, and Executive acknowledges that such information, along with other data and observations obtained by Executive while employed by the Company (prior to or after the date hereof) (“Confidential Information”) shall be the property of the Company or such Affiliate. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that (a) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions, or (b) the disclosure of Confidential· Information is made in response to a valid order of a court or other governmental body, or was otherwise required by law. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Affiliate which Executive may then possess or have under Executive’s control.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods,· designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Affiliates (“Work Product”) belong to the Company or such Affiliate. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Enforcement. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive agrees that the restrictions contained in Sections 5, 6 and 7 of this Agreement are reasonable.

8. Withholding. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive under this Agreement between the Company and any of its Affiliates, on the one hand, and Executive and any of his Affiliates, on the other hand, any United States federal, state or local or non-United States withholding taxes, excise taxes or employment taxes (collectively, “Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates under this Agreement (including wages and bonuses). In the event that the Company or any of its Affiliates incorrectly makes or fails to make such deductions or withholdings, (a) Executive shall, within thirty (30) calendar days after receipt of a reasonably detailed written notice from the Company, reimburse the Company and its Affiliates for any such amounts paid by the Company with respect to Taxes attributable to Executive but not deducted or withheld from Executive by the Company and (b) the Company and its Affiliates shall, within thirty (30) calendar days after the Company determines that it has incorrectly made any deduction or withholding, pay to the Executive any amounts deducted or withheld from Executive in excess of the Taxes attributable to Executive (to the extent such amounts have not been paid to a government authority).

9. Insurance. The Company or any of its Affiliates may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

10. Corporate Opportunities. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which the Executive becomes aware which relate to the Company’s business at any time during the Employment Period.

11. Executive’s Cooperation. During the Employment Period and at any time thereafter, Executive shall, at reasonable times and with due regard for his other obligations, cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third Person as reasonably requested by the Company or any of its Affiliates (including Executive being available to the Company and its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any of its Affiliates’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Affiliates all pertinent information and turning over to the Company and its Affiliates all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). Following the termination or expiration of the Employment Period, if the Company or any of its Affiliates requires the Executive’s cooperation in accordance with this Section 11, the Company or such Affiliate shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts, and the Company shall pay to Executive a fee equal to Two Hundred Dollars ($200) per hour for Executive’s time spent in connection with such matters.

12. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with” as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

“Board” means the board of directors or managers, as the case may be, of the Company.

“Cause” means, with respect to Executive, one or more of the following, in each case as determined by the Board in good faith: (i) Executive is formally charged by a governmental agency or authority with a felony or other crime involving moral turpitude (not including a felony or other crime based upon the operation of a motor vehicle while under the influence of alcohol), (ii) an intentional act or omission by Executive involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers; (iii) failure to perform material duties as lawfully directed by the Board which is not cured to the Board’s reasonable satisfaction within five (5) days after written notice thereof to Executive; (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Affiliates to the material disadvantage or detriment of the Company and/or its Affiliates; (v) breach of fiduciary duty which results in material harm to the Company; (vi) gross negligence or willful misconduct with respect to the Company or any of its Affiliates (which, in the case of gross negligence, results in material harm to the Company); (vii) continued or repeated absence from the workplace, unless such absence is (A) in compliance with this Agreement, Company policy or approved or excused by the Board or (B) is the result of Executive’s illness or Disability; (viii) continued abuse of alcohol or illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or its Affiliates substantial public disgrace or disrepute or substantial economic harm; or (ix) any other material breach of this Agreement which is not cured to the Board’s reasonable satisfaction within five (5) days after written notice thereof to Executive.

“Disability” means Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Executive’s duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least ninety (90) consecutive days or for shorter periods aggregating thirty (30) business days (whether or not consecutive) during consecutive three (3) month periods, as determined by an independent physician.

“Fiscal Year” means the fiscal year of the Company.

“Good Reason” means the occurrence of any of the following events without Executive’s express written consent:

(i) The assignment to Executive by the Board of any duties or responsibilities which are materially inconsistent with Executive’s position as Chief Executive Officer, or a material reduction in the duties and responsibilities previously exercised by Executive, or a loss of the title of Chief Executive Officer, except in connection with the termination of his employment for Cause or Disability, or as a result of Executive’s death;

(ii) Any material breach by Company of any provision of this Agreement which is not cured to the Executive’s reasonable satisfaction within five (5) days after written notice thereof has been provided to the Board; or

The expiration of the Employment Period or the termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

13. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the addresses indicated below:

If to Executive:	Ozan Pamir

788 Richards Street Unit 2207

Vancouver, BC Canada V6B0C7

If to the Company:	Katexco Pharmaceuticals Corp.

1305-1090 w Georgia Street

Vancouver, BC Canada V6E3V7

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered or sent by overnight courier service or, if mailed, five (5) days after deposit in the U.S. mail.

14. Non-disparagement. The Executive agrees and promises that, during the term of and after the termination of this Agreement (regardless of whether the Executive is terminated with or without Cause, voluntarily resigns or otherwise), not to make any libelous, disparaging or otherwise injurious statements about or concerning the Company, its officers, employees or representatives. Such prohibited statements include any statement that is injurious to the business or business reputation of the Company, its Affiliates or their employees or representatives. Nothing herein shall prevent Executive or the Company from complying with applicable law or orders.

15. Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE EXECUTIVE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION ARISING OUT OF OR RELATNG TO THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

16. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date first written above. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided, that, the rights and obligations of Executive under this Agreement shall not be assignable.

(e) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of British Columbia, without giving effect to any choice of law or conflict of law rules or provisions (whether of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than British Columbia.

(f) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (as approved by the Board) and Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

COMPANY:	KATEXCO PHARMACEUTICALS CORP.
A subsidiary of 180 Life Sciences

Date:	2/25/2021	By:	/s/ James N. Woody
Name: James N. Woody
Title: CEO 180 Life Sciences

EXECUTIVE:

Date:	02.24.2021	/s/ Ozan Pamir
Name: Ozan Pamir

AMENDMENT AND CORRECTION TO

EMPLOYMENT AGREEMENT

This Amendment and Correction to Employment Agreement (this “Amendment”), dated March 1, 2021, and effective for all purposes as of November 6, 2020 (the “Effective Date”), amends and corrects that certain Employment Agreement dated February 24, 2021, and effective as of the Effective Date (the “Employment Agreement”), by and between Ozan Pamir, an individual (“Pamir”) and Katexco Pharmaceuticals Corp., a British Columbia corporation (“Katexco”), and adds 180 Life Sciences Corp., a Delaware corporation, and the indirect parent company of Katexco (“180 Life”), as a party to such Employment Agreement, on, and subject to, the terms below. Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Employment Agreement.

WHEREAS, the Employment Agreement incorrectly defined the “Company” as Katexco, instead of 180 Life, and was incorrectly signed by Katexco, instead of 180 Life; and

WHEREAS, Executive, Katexco and 180 Life desire to enter into this Amendment to amend and correct the Employment Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Employment Agreement. Effective as of the Effective Date:

(a) “Company” as used in the introductory paragraph of the Agreement is amended and corrected to read “180 Life Sciences Corp., a Delaware corporation”;

(b) A new Section 3(g) shall be deemed added to the Employment Agreement immediately following current Section 3(f), which shall read as follows:

“(g) All cash compensation payable to Executive pursuant to this Agreement shall be paid to Executive by the Company, through its indirect subsidiary, Katexco Pharmaceuticals Corp., a British Columbia corporation.”

(c) The address for notice of the Company in Section 13 is amended and corrected to read as follows:

830 Menlo Avenue, Suite 100

Menlo Park, CA 94025

Amendment and Correction to Employment Agreement

(d) Section 16(e), “Governing Law”, is amended and corrected to read as follows:

“Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.”; and

(e) The reference to Katexco on the signature page of the Employment Agreement is amended and corrected to refer to 180 Life, with Mr. Woody’s signature as Chief Executive Officer being deemed in his capacity as Chief Executive Officer of 180 Life instead of Katexco.

2. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Employment Agreement to “Employment Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Employment Agreement, as applicable, as modified, corrected and amended hereby.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

4. Heirs, Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall be able to assign this Amendment without the prior written consent of the other party.

5. Counterparts and Signatures. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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Amendment and Correction to Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

EXECUTIVE

/s/ Ozan Pamir
Ozan Pamir

KATEXCO

Katexco Pharmaceuticals Corp.

	By:	/s/ James N. Woody

	Its:	CEO

Printed Name:

180 LIFE

180 Life Sciences Corp.

	By:	/s/ James N. Woody

	Its:	CEO

Printed Name:

Amendment and Correction to Employment Agreement